Exhibit 5.1

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Tel: +1.714.540.1235 Fax: +1.714.755.8290

www.lw.com

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August 25, 2026

AVITA Medical, Inc.

28159 Avenue Stanford, Suite 220

Valencia, California, 91355

Re: Registration Statement on Form S-8;

345,388 Shares of Common Stock, par value $0.0001 per share

To the addressee set forth above:

We have acted as special counsel to AVITA Medical, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of an aggregate of 345,388 shares of common stock (the “Shares”) that are issuable upon the exercise of 145,307 stock options and the vesting of 200,081 restricted stock units (“RSUs”) granted pursuant to certain individual stock option award and RSU award agreements. The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

August 20, 2026 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the individual stock option award and RSU award agreements, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid, and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP